Exhibit 99.1

FOR IMMEDIATE RELEASE

May 29, 2013

Rowan Appoints Tore I. Sandvold as New Director

HOUSTON, TEXAS -- Rowan Companies plc (“Rowan” or the “Company”) (NYSE: RDC) announced the appointment of Tore I. Sandvold to its Board of Directors effective as of May 31, 2013.  Mr. Sandvold has over 30 years of experience in the oil and energy industry, having served in the Norwegian Ministry of Industry, Oil & Energy in a variety of positions, including as Director General, as the Counselor for Energy in the Norwegian Embassy in Washington, D.C., and as executive Chairman of Petoro AS, the Norwegian state-owned oil company. Mr. Sandvold also serves on several boards of directors, including Schlumberger Limited and Teekay Corporation.  Mr. Sandvold is also executive Chairman of Sandvold Energy AS, an advisory company in the energy business.

Jack Lentz, Rowan’s Chairman of the Board, stated, "We are delighted to have Mr. Sandvold join our Board. We are confident that his vast experience in the energy sector will contribute significantly to the Company."

Rowan Companies plc is a major provider of international and domestic contract drilling services with a leading position in high-specification jack-up rigs.  The Company’s fleet of 31 jack-up rigs is located worldwide, including the Middle East, the North Sea, Trinidad, Egypt, Southeast Asia and the Gulf of Mexico.  Rowan will enter the ultra-deepwater market with four high-specification drillships expected to be delivered starting in late 2013.  The Company’s Class A Ordinary Shares are traded on the New York Stock Exchange under the symbol "RDC".  For more information on the Company, please visit www.rowancompanies.com.

Contact:

Suzanne M. Spera

Director, Investor Relations

(713) 960-7517

sspera@rowancompanies.com